                                                                   Exhibit 14(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus for the Liberty Managed Municipals Fund (formerly, Stein Roe Managed Municipals Fund) (the "Fund"), one of the series comprising Liberty-Stein Roe Funds Municipal Trust, and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information for the Fund and to the incorporation by reference therein of our report dated August 22, 2001 with respect to the financial statements and financial highlights of the Fund included in the Stein Roe Municipal Fund Annual Report dated June 30, 2001, which Prospectus and Statement of Additional Information are included in the Combined Prospectus/Proxy Statement and the Statement of Additional Information included in this Post-Effective Amendment Number 1 to the Registration Statement (Form N-14, No. 333-91938) or Liberty-Stein Roe Funds Municipal Trust. We also consent to incorporation by reference of our report dated August 16, 2002 with respect to the financial statements and financial highlights of the Fund included in the Stein Roe Municipal Funds Annual Report dated June 30, 2002 and to the reference to our firm in paragraph 4.2(g) of Appendix A -- "Agreement and Plan of Reorganization," in such Combined Prospectus/Proxy Statement.

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
August 26, 2002